Exhibit 5


                                 March 30, 2001


Masco Corporation
21001 Van Born Road
Taylor, MI  48180

     Re: Masco Corporation
         Registration Statement on Form S-4

Dear Sirs:

     I am acting as your counsel in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, in which this opinion is included as Exhibit 5, registering an aggregate of 20,000,000 shares of Common Stock, $1.00 par value (the "Shares"), and related preferred stock purchase rights (the "Rights"), of Masco Corporation, a Delaware corporation (the "Company").

     I or attorneys under my supervision upon whom I am relying, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records, as I have deemed necessary or advisable for the purpose of this opinion. Based upon the foregoing, I am of the opinion that:

          (1) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware; and

          (2) When the issuance of the Shares and the related Rights have been duly authorized by appropriate corporate action and the Shares and related Rights have been duly issued as described in the Registration Statement, including the Prospectus and Prospectus Supplements relating to the Shares and the related Rights, the Shares will be legally issued, fully paid and nonassessable and the Rights will be valid and binding obligations of the Company.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Company's Registration Statement on Form S-4. I also consent to the reference to me under the caption "Legal Opinion" in the Prospectus.

                                               Very truly yours,



                                               John R. Leekley
                                               Senior Vice President
                                                and General Counsel